Exhibit 2.2

FIRST AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (this “Amendment”) is made as of August 28, 2019, by and between EV Properties, L.P., a Delaware limited partnership (“Seller”) and Bedrock Production, LLC, a Texas limited liability company (“Buyer”).  Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”  Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Purchase Agreement (as hereinafter defined).

WHEREAS, Seller and Buyer are parties to that certain Purchase and Sale Agreement dated July 29, 2019 (as amended by this Amendment, the “Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Purchase Agreement and to memorialize certain mutual agreements relating to certain transactions contemplated by the Purchase Agreement, as more specifically set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Section 18 of the Purchase Agreement. The first sentence of Section 18 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

Closing shall occur on September 9, 2019 (the “Closing”), or on such other date as Seller and Buyer may agree in writing.

2. Compliance with Purchase Agreement.  The Parties acknowledge that this Amendment complies with the requirements to alter or amend the Purchase Agreement, as stated in Section 21(c) of the Purchase Agreement.  The Purchase Agreement, as amended herein, is ratified and confirmed, and all other terms and conditions of the Purchase Agreement not modified by this the Amendment shall remain in full force and effect.  All references to the Purchase Agreement shall be considered to be references to the Purchase Agreement as modified by this Amendment.

3. Incorporation. The Parties acknowledge that this Amendment shall be governed by the terms of Section 21 of the Purchase Agreement and such provisions shall be incorporated herein, mutatis mutandis.

4. Counterparts.  This Amendment may be executed in one (1) or more counterparts, each of which will be deemed an original and all of which together shall constitute the same agreement, and any signature hereto delivered by a Party by facsimile or other electronic transmission (e.g., email) shall be deemed an original signature hereto for all purposes.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

seller:

EV PROPERTIES, L.P.

By: EV Properties GP, LLC

Its General Partner

By: /s/ MICHAEL E. MERCER________________

Michael E. Mercer

President and Chief Executive Officer

buyer:

BEDROCK PRODUCTION, LLC

By: /s/ WILL TODD_______________________

Will Todd

Executive Vice President – Business

Development and Finance

[Signature Page to the First Amendment to the Purchase and Sale Agreement]